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                                EXHIBIT (4)(B)
                                --------------

                          FORM OF POLICY ENDORSEMENT
                            (DOLLAR COST AVERAGING)
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                       AUSA LIFE INSURANCE COMPANY, INC
          A Stock Company Home Office located at: Purchase, New York

   Adm. Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499
                 (Hereafter called the Company, we, our or us)

                             AMENDATORY ENDORSEMENT

The Policy to which this Amendatory Endorsement is attached is amended by the addition of the following language:

     DOLLAR COST AVERAGING

     You may instruct us to automatically transfer a specified amount from the Money Market Subaccount, the One Year Fixed Subaccount or the U.S. Government Securities Subaccount to any other Subaccount or Subaccounts of the Mutual Fund Account. The automatic transfers can occur monthly or quarterly and will occur on the 28th day of the month. The first transfer will occur on the 28th day of the month following our receipt of the Dollar Cost Averaging request.

     You may elect Dollar Cost Averaging at any time. Transfers will continue until the Subaccount value is depleted. The amount transferred each time must be at least $500.00. A minimum of 6 monthly or 4 quarterly transfers are required.

     You may increase or decrease the amount of the transfers by sending us a new Dollar Cost Averaging form. You may discontinue the Dollar Cost Averaging at any time by sending a written notice to us.

This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                       Signed for us at our home office.


          /s/ Larry G. Brown                              /s/ Tom A. Schlossberg
               SECRETARY                                         PRESIDENT


                              [SEAL APEARS HERE]